Putnam Convertible Income Growth Trust, October 31, 2009, annual shareholder report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 		Class A	17,157
		Class B	   460
		Class C	 1,449

72DD2		Class M	   139
		Class R	    90
		Class Y	 1,470

73A1		Class A	 0.558
		Class B	 0.453
		Class C	 0.462

73A2		Class M	 0.495
		Class R	 0.525
		Class Y	 0.593

74U1		Class A	28,739
		Class B	   896
		Class C	 3,482

74U2		Class M	   272
		Class R	   166
		Class Y	 4,343

74V1		Class A	 16.27
		Class B	 16.01
		Class C	 16.12

74V2		Class M	 16.13
		Class R	 16.22
		Class Y	 16.27



61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.